Exhibit 99.1

FOR IMMEDIATE RELEASE

CHAMPION Communication Services, Inc. - Announces Proposed Asset Sale

The Woodlands, Texas, February 20, 2007 - CHAMPION Communication Services, Inc. (TSX Venture Exchange Symbol: CHP and U.S. Over the Counter Bulletin Board Symbol: CCMS.OB) announced today that on February 13, 2007, the Company entered into an Asset Purchase Agreement with FleetTALK Partners, Ltd. providing for FleetTALK’s purchase of substantially all of the Company’s assets.

The Company owns wireless mobile radio stations in various states, including Virginia, Maryland, Texas, California, and Louisiana. It operates these stations pursuant to licenses granted by the Federal Communications Commission. Pursuant to the Agreement, FleetTALK will pay the Company $2,050,000 for the licenses and related assets (e.g., facilities, equipment, customers, and contracts). The Company’s ability under the Agreement to transfer the licenses to FleetTALK is contingent upon obtaining certain regulatory and other approvals. In connection with the Agreement, the Company and FleetTALK also entered into separate Management and Spectrum Lease Agreements, under which FleetTALK will assume operation of the stations beginning March 1, 2007.

If the proposed asset sale transaction is completed, the Company presently intends to distribute a substantial portion of the cash received, but also to retain a sufficient amount of cash for the Company to maintain its corporate existence for some period of time.  Although there are no specific plans, the Company expects that it may seek to find a private, operating company with which to combine.  In the event the Company can find and complete any such transaction, it is generally to be expected that the Company’s current owners, in the aggregate,  would have a significantly reduced equity ownership of the surviving company, which could be in the range of five percent to ten percent. There can be no assurance that the Company could identify any business with which the Company might have a business combination, nor that any such transaction could be completed.

The Company has filed a current report on Form 8-K with the Securities and Exchange Commission containing a copy of the Asset Purchase Agreement. The current report on Form 8-K will be available on the SEC’s website, http://www.sec.gov.

For further information contact:

Mr. Albert F. Richmond, Chief Executive Officer

Telephone:	1-800-614-6500
Fax:	1-281-364-1603

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Please note that this press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Except for historical information, the matters discussed in this press release are subject to certain risks and uncertainties that could cause the actual results to differ materially from those anticipated, projected, or implied. Factors that could cause actual results to differ materially include, but are not limited to, the following: the Federal Communications Commission granting the requested license transfers, risks relating to the expected timing of the completion and financial benefits of the proposed asset sale transaction, and other factors listed from time to time in the Company’s SEC reports. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.